                                  SCHEDULE 14A

                                 PROXY STATEMENT
      Pursuant to Section 14(a) of the Securities and Exchange Act of 1934



Filed by the Registrant                         [X]


Filed by a Party other than the Registrant      [ ]

Check the appropriate box:


[ ]      Preliminary Proxy Statement            [ ]     Confidential, for Use
                                                        of the Commission Only
                                                        (as Permitted by Rule
                                                        14a-6(e)(2))



[X]      Definitive Proxy Statement


[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                         TEXAS CAPITAL BANCSHARES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[X]      No fee required.


[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.


         (1)      Title of each class of securities to which transaction
                  applies:
                          ------------------------------------------------------



         (2)      Aggregate number of securities to which transaction applies:



                  --------------------------------------------------------------



         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                  ----------------------------------------------



         (4)      Proposed maximum aggregate value of transaction:



                  --------------------------------------------------------------



         (5)      Total fee paid:
                                 -----------------------------------------------


[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         (1)      Amount Previously Paid:
                                         ---------------------------------------



         (2)      Form, Schedule or Registration Statement No:
                                                              ------------------



         (3)      Filing Party:
                               -------------------------------------------------



         (4)      Date Filed:
                             ---------------------------------------------------

                         TEXAS CAPITAL BANCSHARES, INC.
                              2100 McKinney Avenue
                                    9th Floor
                               Dallas, Texas 75201


                                                                  April 30, 2002

Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders of Texas Capital Bancshares, Inc., a Delaware corporation and the holding company for Texas Capital Bank, National Association. The annual meeting will be on May 21, 2002 at 5:30 p.m. in the offices of Texas Capital Bank, National Association at 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201.

         The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the annual meeting. Certain directors and officers will be present at the annual meeting and will be available to respond to any questions you may have.

         We urge you to review carefully the accompanying materials and return the enclosed proxy card promptly. Please sign, date and return the enclosed proxy card without delay. If you attend the annual meeting, you may vote in person even if you have previously mailed a proxy.

         On behalf of the board of directors and all the employees of Texas Capital Bancshares, Inc. and its operating entities, I wish to thank you for your continued support.

                                        Sincerely,

                                        /s/ JOSEPH M. GRANT
                                        Joseph M. Grant
                                        Chairman and Chief Executive Officer

                         TEXAS CAPITAL BANCSHARES, INC.
                              2100 McKinney Avenue
                                    9th Floor
                               Dallas, Texas 75201


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 2002


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Texas Capital Bancshares, Inc., a Delaware corporation and the holding company for Texas Capital Bank, National Association, will be on Tuesday, May 21, 2002, at 5:30 p.m. in the offices of Texas Capital Bank, National Association at 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201.

         A proxy statement and proxy card for this annual meeting are enclosed. The annual meeting is for the purpose of considering and voting upon the following matters:

         1. election of nineteen (19) directors for terms of one year each or until their successors are elected and qualified,

         2. an Amendment to our Certificate of Incorporation increasing our authorized common stock to 100 million shares (the "Common Stock Amendment"),

         3. an Amendment to our Certificate of Incorporation increasing our authorized preferred stock to 10 million shares (the "Preferred Stock Amendment"), and

         4. transaction of other business that properly comes before the annual meeting or any postponement or adjournment thereof.

         Information about the matters to be acted upon at the annual meeting is set forth in the accompanying proxy statement. Our board of directors recommends that you vote FOR each of the nominees for director, FOR the Common Stock Amendment and FOR the Preferred Stock Amendment.

         Only those stockholders who owned shares of our 6% Series A Convertible Preferred Stock or voting common stock on April 30, 2002, the record date established by our board of directors, will be entitled to vote at the annual meeting and at any postponements or adjournments thereof. If there are not sufficient votes for a quorum or approval of any of the foregoing proposals at the time of the annual meeting, the board may adjourn or postpone the annual meeting in order to solicit further proxies.

         Stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at that annual meeting, we urge you to mark, sign, date and return the enclosed proxy. If you attend the annual meeting, you may vote in person even if you have returned a proxy. A list of stockholders entitled to vote at the annual meeting will be available for inspection by any stockholder from April 30, 2002 until the annual meeting at the site of the annual meeting. The list will also be available at the annual meeting.

                                        By order of the board of directors,

                                        /s/ LARRY A. MAKEL
                                        Larry A. Makel
                                        Secretary

April 30, 2002
Dallas, Texas

                                 PROXY STATEMENT
                                TABLE OF CONTENTS



MEETING INFORMATION...............................................................................................1
RECORD DATE AND VOTING SECURITIES.................................................................................1
QUORUM AND VOTING.................................................................................................2
SOLICITATION AND VOTING OF PROXIES................................................................................2
ELECTION OF DIRECTORS.............................................................................................3
     Nominees.....................................................................................................3
     Required Vote, Recommendation................................................................................6
PROPOSED COMMON STOCK AMENDMENT...................................................................................6
     Required Vote, Recommendation................................................................................6
PROPOSED PREFERRED STOCK AMENDMENT................................................................................6
     Required Vote, Recommendation................................................................................7
OTHER MATTERS.....................................................................................................7
MEETINGS OF THE BOARD OF DIRECTORS................................................................................7
COMMITTEES OF THE BOARD OF DIRECTORS..............................................................................8
SERIES A PREFERRED STOCK OFFERING.................................................................................8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................................................9
DIRECTORS' COMPENSATION..........................................................................................11
EXECUTIVE COMPENSATION...........................................................................................11
     Compensation Committee Report on Executive Compensation.....................................................11
     Summary Compensation Table..................................................................................13
     Fiscal Year-End Option/SAR Values...........................................................................13
     Compensation and Stock Option Committee Interlocks and Insider Participation................................14
     Indebtedness of Management and Transactions With Certain Related Persons....................................14
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................................................14
INDEPENDENT AUDITORS.............................................................................................14
AUDIT FEES.......................................................................................................14
     Audit Fees..................................................................................................14
     Audit Related Fees..........................................................................................14
     All Other Fees..............................................................................................14
AUDIT COMMITTEE REPORT...........................................................................................15
ADDITIONAL INFORMATION...........................................................................................15
     Stockholder Nominees for Director for This Annual Meeting...................................................15
     Stockholder Proposals for Annual Meeting Held in 2002.......................................................16
     Annual Report...............................................................................................16

                         TEXAS CAPITAL BANCSHARES, INC.
                              2100 McKinney Avenue
                                    9th Floor
                               Dallas, Texas 75201



                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 ON MAY 21, 2002


                                   ----------


                               MEETING INFORMATION

         This proxy statement is being furnished to Texas Capital Bancshares, Inc. ("TCBI") stockholders on April 30, 2002, in connection with the solicitation of proxies by the board of directors to be voted at the annual meeting of stockholders. The annual meeting will be on May 21, 2002, at 5:30 p.m. in the offices of Texas Capital Bank, National Association (the "Bank") at 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201. TCBI is the parent corporation of the Bank.

         The purpose of the annual meeting is to consider and vote upon:

         1.       election of nineteen (19) directors,

         2. an Amendment to our Certificate of Incorporation increasing our authorized common stock to 100 million shares (the "Common Stock Amendment"),

         3. an Amendment to our Certificate of Incorporation increasing our authorized preferred stock to 10 million shares (the "Preferred Stock Amendment"), and

         4. other matters as may properly come before the annual meeting or any postponements or adjournments thereof.

                        RECORD DATE AND VOTING SECURITIES

         You are entitled to one vote for each share of 6% Series A Convertible Preferred Stock ("Series A Preferred Stock") or voting common stock you own. However, you will not be entitled to vote any shares of Series A-1 Nonvoting Common Stock you own.

         Your proxy will be voted in accordance with the directions you specify in the proxy. If you do not provide directions in the proxy but sign the proxy and return it, your proxy will be voted (a) FOR each of the nominees for director named in the proxy statement, (b) FOR the Common Stock Amendment, (c) FOR the Preferred Stock Amendment and (d) in the discretion of the proxy holders, for any other proposals that properly come before the annual meeting.

         Only those stockholders that owned shares of our Series A Preferred Stock and/or voting common stock on April 30, 2002, the record date established by the board of directors, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 9,215,123 shares of voting common stock outstanding and 1,057,142 shares of Series A Preferred Stock outstanding that are entitled to be voted and are held by 865 identified holders. Certain holders hold both common and preferred shares and have only been counted as one holder.

                                QUORUM AND VOTING

         In order to have a quorum to transact business at the annual meeting, at least a majority of the total number of issued and outstanding shares of common stock and Series A Preferred Stock must be present at the annual meeting, in person or by proxy. If there are not sufficient votes for a quorum or to approve any proposal at the time of the annual meeting, the board may postpone or adjourn the annual meeting in order to permit the further solicitation of proxies. Abstentions and broker non-votes will be counted toward a quorum but will not be counted in the votes for each of the proposals presented at the meeting.

                       SOLICITATION AND VOTING OF PROXIES

         It is important that you are represented by proxy or are present in person at the annual meeting. We request that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Your proxy will be voted in accordance with the directions you provide. If you sign, date and return your proxy but do not provide any instructions, your proxy will be voted FOR each of the nominees as directors, FOR the Common Stock Amendment and FOR the Preferred Stock Amendment.

         Other than the matters listed above, we are not aware of any additional matters that will be presented for consideration at the annual meeting. However, if any additional matters are properly brought before the annual meeting, your proxy will be voted in the discretion of the proxy holder.

         You may revoke your proxy at any time prior to its exercise by:

         1. filing a written notice of revocation with the secretary of TCBI,

         2. delivering to TCBI a duly executed proxy bearing a later date, or

         3. attending the annual meeting, filing a notice of revocation with the secretary and voting in person.

         TCBI will pay the costs of this proxy solicitation. The directors, officers and regular employees of TCBI and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

                              ELECTION OF DIRECTORS

         We currently have nineteen (19) directors on the board of directors. Directors serve a one-year term or until their successors are elected and qualified. All of the nominees below currently serve as a director and have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the proxy holders.

NOMINEES

         At the annual meeting, the stockholders will elect nineteen (19) directors. The board of directors recommends a vote FOR each of the nominees set forth below:

NAME                                             AGE      POSITION
----                                             ---      --------

JOSEPH M. (JODY) GRANT                            63      Chairman, Chief Executive Officer and
                                                          Director

RALEIGH HORTENSTINE III                           55      President and Director

GEORGE F. JONES, JR.                              58      Director; President and Chief Executive
                                                          Officer of Texas Capital Bank, N.A.

LEO CORRIGAN III                                  48      Director

JAMES R. ERWIN                                    57      Director

FREDERICK B. HEGI, JR.                            58      Director

JAMES R. HOLLAND, JR.                             58      Director

DAVID LAWSON                                      54      Director

LARRY A. MAKEL                                    48      Director

WALTER W. (BO) MCALLISTER III                     60      Director

LEE ROY MITCHELL                                  65      Director

MARSHALL B. PAYNE                                 45      Director

STEVE ROSENBERG                                   43      Director

JOHN C. SNYDER                                    60      Director

NAME                                             AGE      POSITION
----                                             ---      --------

ROBERT W. STALLINGS                               52      Director

THEODORE H. STRAUSS                               77      Director

JAMES CLEO THOMPSON, JR.                          71      Director

IAN J. TURPIN                                     57      Director

CHARLES DAVID WOOD                                51      Director

         JOSEPH M. (JODY) GRANT has served as Chairman and Chief Executive Officer of TCBI since December 1998 and as Chairman of the Bank since January 1999. Mr. Grant retired as Executive Vice President and Chief Financial Officer of Electronic Data Systems on March 31, 1998, a position he had held since 1990. Previously, he was Chairman and Chief Executive Officer of Texas American Bancshares from 1986 through 1989.

         RALEIGH HORTENSTINE III has served as President of TCBI since December 1998 and as a director of TCBI since June 1999. He served as Executive Vice President of Bank of America, NA in Charlotte, North Carolina from October 1996 to 1998 and as Managing Director from 1994 to October 1996.

         GEORGE F. JONES, JR. has served as a director of TCBI since June 1999 and as President and Chief Executive Officer of the Bank since December 1998. From October 1997 to December 1998, Mr. Jones served as the Chairman of the board of directors of Resource Bank, N.A., a commercial bank acquired by TCBI. From March 1995 to October 1997, he served as Vice President of Mack Financial Group, Inc., a financial investment company. From 1986 to 1995, Mr. Jones served as President and Chief Executive Officer of NorthPark Bank, which was acquired by Comerica Bank.

         LEO CORRIGAN III has served as President of Corrigan Properties, Inc., a commercial real estate investment company since 1998, and is President of Corrigan Securities, Inc., a real estate and investment company. He was a director of the Bank from 1999 to September 2001. He has been a director of TCBI since September 2001.

         JAMES R. ERWIN has served as Managing Director and Partner of Erwin, Graves and Associates, L.P. since July 2001. He retired from Bank of America in June 2000 after a 30-year career in finance and banking that began at First National Bank in Dallas and continued through a series of acquisitions and mergers to his most recent role as Vice Chairman, Texas for Bank of America. In this position from 1994-2000, he was responsible for corporate banking, corporate finance, and investment banking in the Western half of the United States. He has been a director of TCBI since May 2001.

         FREDERICK B. HEGI, JR. is a founding partner of Wingate Partners (a position he has held since July 1987). Mr. Hegi currently serves as Chairman of United Stationers, Inc., a wholesale distributor of office products, Tahoka First Bancorp, Inc. and Cedar Creek Bancshares, Inc. Mr. Hegi also currently serves on the board of directors of Lone Star Technologies, Inc., Cattle Resources, Inc. and Pro Parts Xpress, Inc. He has been a director of TCBI since June 1999.

         JAMES R. HOLLAND, JR. has served as the President and Chief Executive Officer of Unity Hunt, Inc. since 1991 and Chief Executive Officer of Hunt Capital Group, Inc. since 1993. Mr. Holland currently serves on the board of directors of ProsoftTraining.com Inc. He has been a director of TCBI since June 1999.

         DAVID LAWSON has served as Chief Executive Officer of Capital One Auto Finance, Inc. since February 1995. He was a director of the Bank from 1999 to September 2001. He has been a director of TCBI since September 2001.

         LARRY A. MAKEL is a Partner and member of the Executive Committee of Patton Boggs, LLP, a national law firm, a position he has held since 1998. He also serves as director of eSports Partners, Mack Financial Inc., and Texas Financial Asset Management. He was a director of the Bank from 1999 to September 2001. He has been a director of TCBI since September 2001.

         WALTER (BO) W. MCALLISTER III served as Chairman of Texas Insurance Agency, Inc., a property and casualty insurance agency, from 1992 to March 2002. He has been a director of TCBI since June 1999.

         LEE ROY MITCHELL has served as Chairman and Chief Executive Officer of Cinemark USA, Inc. since 1985 and serves as an executive officer for many of its subsidiaries. He has been a director of TCBI since June 1999.

         MARSHALL B. PAYNE is currently Managing Partner of the Private Equity Group of Cardinal Investment Company, Inc. and has served as Vice President of Cardinal since July 1983. Mr. Payne is also Chairman of Express Foods Group LLC. He also currently serves on the board of directors of LBP, Inc. and ACE Cash Express, Inc. He has been a director of TCBI since June 1999.

         STEVE ROSENBERG has served as Chief Executive Officer of Fuel Partners since 1997. From January 1992 to February 1997, he served as President of Arrow Industries. He serves on the board of directors of Packaged Ice, Inc. He was a director of the Bank from 1999 to September 2001. He has been a director of TCBI since September 2001.

         JOHN C. SNYDER has served as Chairman of Snyder Operating Company since May 2000. From 1978 to 1999, he served as Chairman and Chief Executive Officer of Snyder Oil Corporation, a predecessor of Santa Fe Snyder Corporation where he served as Chairman of the board of directors through May 2000. He also currently serves as a director of SOCO International plc, a UK oil and gas exploration company. He has been a director of TCBI since June 1999.

         ROBERT W. STALLINGS has served as Chairman and Chief Executive Officer of Stallings Capital Group since March 2001. From February 1991 to March 2001, he served as Chief Executive Officer of Pilgrim Capital Group. He also currently serves as Director of Gainsco, a publicly traded company. He has been a director of TCBI since August 2001.

         THEODORE H. STRAUSS has served as a Senior Managing Director of Bear Stearns & Co., Inc. since 1986. Mr. Strauss also serves on the board of directors of Hollywood Casino Corporation, Clear Channel Communications, Inc. and Sizeler Property Investors, Inc. He has been a director of TCBI since June 1999.

         JAMES CLEO THOMPSON, JR. has served as President and Chairman of Thompson Petroleum Corporation since 1978 and as an executive officer of other Thompson oil and gas production companies and partnerships. He also currently serves as Chairman of Crockett National Bank. He was a director of the Bank from 1999 to September 2001. He has been a director of TCBI since September 2001.

         IAN J. TURPIN has served as President and Director since 1992 of The LBJ Holding Company and various Johnson family affiliates, which are involved in radio, real estate, private equity investments and managing diversified investment portfolios. Prior to moving to Texas from Toronto, Canada to assume these responsibilities, he had an 18-year banking career specializing in international banking, which included extensive management and financial experience as an executive with several multi-national banks. He has been a director of TCBI since May 2001.

         CHARLES DAVID WOOD has served as President and Chief Executive Officer of AMS Staff Leasing, Inc. since inception. He was a director of the Bank from 1999 to September 2001. He has been a director of TCBI since September 2001.

REQUIRED VOTE, RECOMMENDATION

         To elect a nominee, a plurality of the holders of the votes represented by shares of common stock and Series A Preferred Stock present or represented at the meeting must be voted FOR that nominee with respect to each director position. The board of directors recommends a vote FOR the election of each of the nominees.

                         PROPOSED COMMON STOCK AMENDMENT

         The board of directors has adopted and proposes that the stockholders of TCBI approve the Common Stock Amendment which would increase the authorized number of shares of common stock from 20,000,000 to 100,000,000. On March 31, 2002, there were 9,215,123 shares of common stock issued and outstanding, and 2,167,694 shares of common stock reserved for future issuance upon (1) the conversion of our Series A Preferred Stock and Series A-1 Nonvoting Common Stock and (2) the exercise of our outstanding warrants and options. The board of directors believes that it is in the best interests of TCBI to have additional shares of common stock available for issuance at its discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes.

         The additional shares of common stock authorized by the Common Stock Amendment will be available for issuance at any time in the future without further stockholder approval, unless such approval were required by law, as in the case of consolidations and certain mergers, or by the rules of any securities exchanges on which the common stock were to be then listed. In the absence of additional authorization of common stock, significant future issuances could not be effected without the expense and delay associated with further action by stockholders. Holders of common stock have no preemptive right to purchase or otherwise acquire any shares of common stock that may be issued in the future.

         If the Common Stock Amendment is approved by the requisite vote, TCBI will file a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State promptly following the conclusion of the annual meeting. The proposed Amendment will fix the number of shares of authorized common stock at 100,000,000 and will become effective on the date of filing with the Delaware Secretary of State.

REQUIRED VOTE, RECOMMENDATION

         The affirmative vote of the holders of a majority of the votes represented by outstanding shares of common stock and Series A Preferred Stock is required to approve the Common Stock Amendment. The board of directors believes that the Common Stock Amendment is in the best interests of TCBI stockholders and unanimously recommends that TCBI stockholders vote FOR the Common Stock Amendment.

                       PROPOSED PREFERRED STOCK AMENDMENT

         The board of directors has adopted and proposes that the stockholders of TCBI approve the Preferred Stock Amendment which would increase the authorized number of shares of preferred stock from 2,500,000 to 10,000,000. On March 31, 2002, there were 1,057,142 shares of preferred stock issued and outstanding, all of which were shares of our Series A Preferred Stock. The board of directors believes that it is in the best interests of TCBI to have additional shares of preferred stock available for issuance at its discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes.

         If the Preferred Stock Amendment is approved, our board of directors will be authorized, subject only to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors may also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or other action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock or other series of our preferred stock. The issuance of preferred stock, while providing flexibility in connection with future equity financings, acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of TCBI and could be detrimental to the market price of our common stock and the voting and other rights of the holders of our common stock or other series of our preferred stock.

         The additional shares of preferred stock authorized by the Preferred Stock Amendment will be available for issuance at any time in the future without further stockholder approval, unless such approval were required by Delaware law, as in the case of consolidations and certain mergers, or by the rules of any securities exchanges on which the common stock were to be then listed. In the absence of additional authorization of preferred stock, significant future issuances could not be effected without the expense and delay associated with further action by stockholders. Holders of common stock or our Series A Preferred Stock have no preemptive right to purchase or otherwise acquire any shares of preferred stock that may be issued in the future.

         If the Preferred Stock Amendment is approved by the requisite vote, TCBI will file a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State promptly following the conclusion of the annual meeting. The proposed Preferred Stock Amendment will fix the number of shares of authorized preferred stock at 10,000,000 and will become effective on the date of filing with the Delaware Secretary of State.

REQUIRED VOTE, RECOMMENDATION

         The affirmative vote of the holders of a majority of the votes represented by outstanding shares of common stock and Series A Preferred Stock is required to approve the Preferred Stock Amendment. The board of directors believes that the Preferred Stock Amendment is in the best interests of TCBI stockholders and unanimously recommends that TCBI stockholders vote FOR the Preferred Stock Amendment.

                                  OTHER MATTERS

         We do not currently know of any other matters that may come before the annual meeting. However, if any other matters are properly presented at the annual meeting, the proxy holders will vote your proxy in their discretion on such matters.

                       MEETINGS OF THE BOARD OF DIRECTORS

         The business of TCBI is managed under the direction of the board of directors. The board meets on a regularly scheduled basis to review significant developments affecting the company and to act on matters requiring board approval. It also holds special meetings when an important matter requires board action between scheduled meetings. The board met seven times during the year ended December 31, 2001. With the exception of James R. Erwin, Larry A. Makel, Marshall B. Payne, Steve Rosenberg, James Cleo Thompson, Jr. and Ian J. Turpin, all members of the board of directors participated in at least 75% of all board meetings and their respective committee meetings during 2001.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The board had three standing committees during 2001. The executive committee serves as the nominating committee.

         o EXECUTIVE COMMITTEE. The Executive Committee has the power to act on behalf of the board and to direct and manage the business and affairs of TCBI whenever the board is not in session. Committee members are James R. Holland, Jr. (Chairman), Joseph M. Grant, Frederick B. Hegi, Jr., Larry A. Makel, Marshall B. Payne, Robert W. Stallings, and Theodore H. Strauss. During 2001, the Executive Committee met eight times.

         o AUDIT COMMITTEE. The Audit Committee reviews the professional services and independence of the Company's independent auditors and its accounts, procedures and internal controls. The Audit Committee recommends to the board the firm selected to be our independent auditors and monitors the performance of such firm, reviews and approves the scope of the annual audit, reviews and evaluates with the independent auditors our annual audit and annual consolidated financial statements, reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on TCBI that may be brought to its attention by management, the independent auditors or the board, and evaluates all of our public financial reporting documents. Committee members are Walter W. (Bo) McAllister III (Chairman), Marshall B. Payne, Steve Rosenberg, Robert W. Stallings, and Ian J. Turpin. During 2001, the Audit Committee met five times.

         o COMPENSATION COMMITTEE. The Compensation Committee reviews and approves salaries and bonuses for officers and key employees of TCBI. Committee members are Frederick B. Hegi, Jr. (Interim Chairman), James R. Erwin, Lee Roy Mitchell, John C. Snyder, and Charles David Wood. The Board, in its entirety, agreed not to increase salaries, grant bonuses, or grant additional stock options to executive management during 2001. As a result, the Compensation Committee did not meet during 2001.

                        SERIES A PREFERRED STOCK OFFERING

         In December 2001 and January 2002, we sold 753,301 shares and 303,841 shares, respectively, of Series A Preferred Stock for $17.50 per share in a private offering pursuant to Rule 506 under the United States Securities Act of 1933. With respect to each of the private offerings pursuant to Rule 506, we determined the exemption was available based on our compliance with the requirements of Rule 506 and the representations by each investor in such offering that such investor qualified as an "accredited investor" under Rule 506 or was represented by an appropriate purchaser representative.

         The Series A Preferred Stock has an annual dividend rate of 6.0%, payable quarterly. Each share of the Series A Preferred Stock is convertible into one share of the common stock of the Company. The Series A Preferred Stock is automatically converted into common stock in the event of (a) a change of control; (b) a public offering of the common stock of the Company at a price of $17.50 per share or more; (c) if the Company's common stock is listed on the New York Preferred Stock Exchange or the Nasdaq National Market and the average closing price of such stock for 30 days is $17.50 or more; or (d) if, as a result of a change in the Federal Reserve capital adequacy guidelines, the Series A Preferred Stock does not qualify as Tier I capital. The Series A Preferred Stock may also be converted into shares of authorized but unissued common stock at the conversion rate at any time, at the discretion of the holder. The Series A Preferred Stock is mandatorily converted upon the fifth anniversary of the issuance date of the Series A Preferred Stock. The voting rights with respect to the Series A Preferred Stock are identical to those of the common stock of the Company with each share of the Series A Preferred Stock having one vote.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of March 31, 2002 concerning the beneficial ownership of our voting common stock by: (a) each director, director nominee and executive officer, (b) each person we know to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, and (c) all of our executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted.


                                                                                  Percent of Shares of
                                                    Number of Shares of Common        Common Stock
Name(1)                                              Stock Beneficially Owned        Outstanding(2)
-------                                             --------------------------    --------------------
Joseph M. (Jody) Grant                                           406,793(3)              3.96%
Raleigh Hortenstine III                                          215,000(4)              2.09%
George F. Jones, Jr                                              130,524(5)              1.27%
Leo Corrigan III                                                  42,000(11)                *
James R. Erwin                                                    26,000(13)                *
Frederick B. Hegi, Jr                                            104,759(7)              1.02%
James R. Holland, Jr                                             237,518(8)              2.31%
Gregory B. Hultgren                                               73,000(6)                 *
David Lawson                                                      18,015(17)                *
Larry A. Makel                                                    89,600(12)                *
Walter W. (Bo) McAllister III                                     20,750(17)                *
Lee Roy Mitchell                                                 106,109(9)              1.03%
Marshall B. Payne                                                 42,966(17)                *
Steve Rosenberg                                                   22,000(17)                *
John C. Snyder                                                   170,866(16)             1.66%
Robert W. Stallings                                               73,428(17)                *
Theodore H. Strauss                                               82,817(10)                *
James Cleo Thompson, Jr                                           73,169(14)                *
Ian Turpin                                                         7,000(17)                *
Charles David Wood                                                49,135(15)                *
All 20 officers and directors as a group                       1,991,449                 19.4%



----------


* Less than 1% of the issued and outstanding shares of the class.

(1) Unless otherwise stated, the address for each person in this table is 2100 McKinney Avenue, Suite 900, Dallas, Texas 75201.

(2) Based upon 9,215,123 shares of voting common stock issued and outstanding as of March 31, 2002 and 1,057,142 shares of Series A Preferred Stock issued and outstanding as of March 31, 2002.

(3)      Includes 21,000 shares that may be acquired upon exercise of options.

(4) Includes 104,699 shares held by Hortenstine Family Investments, L.P., of which Mr. Hortenstine is the General Partner, 101 shares held by Hortenstine Liquidity Trust, of which Mr. Hortenstine is the beneficiary, and 65,000 shares that may be acquired upon exercise of options.

(5) Includes 101,459 shares held by G & M Partners Ltd., of which Mr. Jones is the Managing General Partner, and 15,000 shares that may be acquired upon exercise of options.

(6) Includes 51,800 shares held by Mr. Hultgren and Rose M. Hultgren, his wife, as tenants in common, 12,000 shares that may be acquired upon exercise of options held by Mr. Hultgren and 6,000 shares that may be acquired upon exercise of options held by Ms. Hultgren.

(7) Includes 68,566 shares held Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi and 12,126 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Hegi's name.

(8) Shares held by Hunt Capital Partners, L.P. of which Mr. Holland is President and Chief Executive Officer. Includes 2,000 shares that may be acquired upon exercise of options that are issued in the name of Hunt Capital Growth, L.P.

(9) Shares held by T & LRM Family Partnership Ltd. Mr. Mitchell is the Chief Executive Officer of PBA Development, Inc., the general partner of T & LRM. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Mitchell's name.

(10) Includes 47,000 shares held by the Theodore H. Strauss 1999 Irrevocable Trust Agreement, of which Mr. Strauss is the beneficiary. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Strauss' name.

(11) Includes 9,000 shares held by Corrigan Securities, Inc., of which Mr. Corrigan is President, and 31,000 shares held by Corrigan Holdings, Inc., of which Mr. Corrigan is President. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Corrigan's name.

(12) Includes 76,099 shares held by The Makel Family Partnership, of which Mr. Makel is the General Partner. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Makel's name.

(13) Includes 12,000 shares held by Erwin Graves & Associates Limited Partnership, of which Mr. Erwin is the Managing Director and Partner.

(14) Includes 21,020 shares held by Big T Investments, of which Mr. Thompson is the principal, and 37,040 shares held by J. Cleo Thompson Life Estate Trust, of which Mr. Thompson is the beneficiary. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Thompson's name.

(15) Includes 47,055 shares held by Wood Limited Partnership, of which Mr. Wood is the General Partner. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Wood's name.

(16) Includes shares held by Snyder Alternative Investments, L.P., of which Snyder Operating Company LLC is the general partner. Mr. Snyder is the President of Snyder Operating Company LLC. Also, includes shares held by the NTS/JCS Charitable Remainder Unitrust, of which Mr. Snyder is the trustee and a beneficiary. Includes 2,000 shares that may be acquired upon exercise of options that are issued in Mr. Snyder's name.

(17)     Includes 2,000 shares that may be acquired upon exercise of options.

         In addition to the voting common stock, we have also issued a class of nonvoting common stock entitled Series A-1 Nonvoting Common Stock. As of March 31, 2002, there were 355,728 shares of Series A-1 Nonvoting Common Stock issued and outstanding, all of which were held by Goff Moore Strategic Partners, L.P.

                             DIRECTORS' COMPENSATION

         Directors do not receive any cash fees for attending meetings. During the first quarter of 2000, each director was awarded options to purchase 2,000 shares of TCBI common stock. Newly elected directors for 2001 were each awarded 2,000 shares of TCBI common stock at the time they joined the Board. The options are exercisable at $14.50 per share. Directors are reimbursed for their travel and reasonable out-of-pocket expenses incurred by them in performing their duties.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee has the following goals for compensation programs impacting the executive officers of TCBI and the Bank:

         o to provide motivation for the executive officers and to enhance stockholder value by linking their compensation to the value of common stock,

         o to retain the executive officers who have led TCBI and the Bank,

         o to allow TCBI and the Bank to attract high quality executive officers in the future by providing total compensation opportunities consistent with those provided in the industry and commensurate with TCBI's and the Bank's level of performance, and

         o to maintain reasonable "fixed" compensation costs by targeting base salaries at a competitive average.

         The executive compensation package available to executive officers is composed of (a) base salary, (b) annual bonus awards, and (c) long-term incentive compensation, including options and stock awards. None of TCBI's or the Bank's executive officers have employment agreements.

         BASE SALARY In determining salary levels, the Compensation Committee considers the entire compensation package for executive officers, including the equity compensation provided under stock plans. We intend for the salary levels to be consistent with competitive practices of comparable institutions and each executive's level of responsibility. The Compensation Committee determines the level of any salary increase to take effect at the beginning of each fiscal year after reviewing (a) the qualifications, experience and performance of the executive officers, (b) the compensation paid to persons having similar duties and responsibilities in other institutions, and (c) the size of the bank and the complexity of its operations. The Compensation Committee consulted a survey of compensation paid to executive officers performing similar duties for depository institutions and their holding companies, with particular focus on the level of compensation paid by comparable institutions.

         ANNUAL BONUS AWARDS In determining bonus awards, the Compensation Committee considers the entire compensation package of the executive officers. The bonus awards are intended to be consistent with each executive officer's level of responsibility and with the competitive practices of comparable financial institutions. The Compensation Committee did not meet during the year to determine bonus compensation because the board determined not to pay any bonuses to our executive officers during 2001.

         LONG-TERM INCENTIVE COMPENSATION We maintain the Texas Capital Bancshares, Inc. 1999 Omnibus Stock Plan under which employees may receive discretionary grants and awards as determined and awarded solely in the discretion of the Compensation Committee and approved by the full board. The Compensation Committee believes that stock ownership is a significant incentive in aligning the interests of employees and stockholders and building our stockholders' wealth.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER After taking into consideration the factors discussed above, the Compensation Committee entered into a deferred compensation agreement with Mr. Grant providing him a base salary of $275,000 for 2000, payable to Mr. Grant in shares of common stock of TCBI. Pursuant to the timely deferral election by Mr. Grant, as evidenced by a duly executed deferred compensation agreement, these shares were placed in a grantor trust of which he is the beneficiary. Pursuant to the terms of the deferred compensation agreement and grantor trust, these shares shall remain general assets of TCBI, subject to the claims of TCBI's general creditors and constitute an unfunded, unsecured promise to pay such compensation to Mr. Grant at a designated future time. Mr. Grant has not deferred any portion of his salary for 2001. Consistent with 2000, his base salary is $275,000.

         This report is submitted during 2001 by the members of the Compensation
Committee:

                                        Frederick B. Hegi, Jr.
                                        James R. Erwin
                                        Lee Roy Mitchell
                                        John C. Snyder
                                        Charles David Wood

SUMMARY COMPENSATION TABLE

         The following table shows, for the years ending December 31, 2001, 2000, and 1999, the cash compensation paid and other compensation paid or accrued to the Chief Executive Officer and three other executive officers of TCBI who earned and/or received a salary and bonus in excess of $100,000 (the "Named Executives").


                                                                                                            PAYOUTS
                                                                                                  ----------------------------
                                                                                  OTHER           SECURITIES
                                                                                 ANNUAL           UNDERLYING        ALL OTHER
NAME AND                                                                         COMPEN-           OPTIONS/          COMPEN-
PRINCIPAL POSITION                 YEAR     SALARY ($)          BONUS            SATION              SARS            SATION
------------------                 ----     ----------        ----------        ----------        ----------        ----------

JOSEPH M. (JODY) GRANT             2001     $  275,000        $        0        $        0                 0        $    5,873(3)
   Chairman and Chief              2000     $   12,000(1)     $        0        $        0                 0        $    4,230(3)
   Executive Officer of TCBI       1999     $    6,500(1)     $        0        $        0                 0        $    5,976(3)

RALEIGH HORTENSTINE III            2001     $  250,000        $        0        $    7,200(2)              0        $    3,675(3)
   President of TCBI               2000     $  250,000        $        0        $    7,200(2)              0        $    4,375(3)
                                   1999     $  251,800        $        0        $        0                 0        $    4,377(3)

GREGORY B. HULTGREN                2001     $  140,000        $        0        $    7,200(2)              0        $        0
   Executive Vice President        2000     $  140,000        $        0        $    7,200(2)              0        $        0
   and Chief Financial             1999     $  144,200        $        0        $    7,200(2)              0        $        0
   Officer of TCBI


GEORGE F. JONES, JR                2001     $  225,000        $        0        $    7,200(2)              0        $    6,971(3)
   President and Chief             2000     $  225,000        $        0        $    7,200(2)              0        $    6,796(3)
   Executive Officer of the        1999     $  229,200        $        0        $    7,200(2)              0        $    6,106(3)
   Bank




----------


(1) Mr. Grant has entered into a deferred compensation agreement with TCBI that allows TCBI to pay Mr. Grant in shares of common stock of TCBI.

(2)      Represents amounts paid to reimburse automotive expenses.

(3)      Represents amounts paid for dues to certain country clubs.

FISCAL YEAR-END OPTION/SAR VALUES

         We did not grant any options to the Named Executives during 2001. The Named Executives did not exercise any of their options during 2001. The following table sets forth the number and value of options that the Named Executives owned as of March 31, 2002:


                                                NUMBER OF SECURITIES                    VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED OPTIONS/            IN-THE-MONEY OPTIONS/SARS
             NAME                              SARS AT FISCAL YEAR-END                  AT FISCAL YEAR-END (1)
             ----                          -------------------------------            -------------------------

Joseph M. (Jody) Grant                               35,000(2)                              $      70,000
Raleigh Hortenstine III                              75,000(3)                              $     220,500
Gregory B. Hultgren                                  20,000(2)                              $      40,000
George F. Jones, Jr.                                 25,000(2)                              $      50,000


---------


(1) Value of options based on a fair market value per share of $14.50, which is based upon the most recent private sales of common stock.

(2) Options issued on October 1, 1998 of which three-fifths are currently exercisable and one-fifth vests on each of October 1, 2002 and 2003 with an exercise price of $12.50 per share.

(3) Includes 25,000 options issued on October 1, 1998 of which 15,000 options are currently exercisable and 5,000 options vest on each of October 1, 2002 and 2003 with an exercise price of $12.50 per share; and 50,000 options issued in lieu of founder's shares on July 1, 1998 of which all are currently exercisable with an exercise price of $11.09 per share.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the executive officers of TCBI or the Bank serves on the Compensation Committee of the board of directors of TCBI or any compensation committee of any other company.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

         In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank's and TCBI's officers, directors and employees. The Bank makes all loans to executive officers and directors in the ordinary course of business, on substantially the same terms as those with other customers.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Securities and Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. We are not aware of any report that need be filed by any officer, director or 10% stockholder that was not timely filed during 2000.

                              INDEPENDENT AUDITORS

         We selected Ernst & Young LLP as independent auditors to examine our accounts for 2001. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to answer appropriate questions.

                                   AUDIT FEES

AUDIT FEES

         We incurred fees of approximately $132,000 related to the audit of our 2001 annual consolidated financial statements and the reviews of the consolidated financial statements included in our Forms 10Q for 2001.

AUDIT RELATED FEES

         We incurred fees of approximately $255,000 for audit related services during 2001. Services included but are not limited to internal audit, consultations related to employee benefit plans, and procedures related to management's assertion regarding effective internal controls in compliance with the requirements of FDICIA.

ALL OTHER FEES

         We incurred other fees of approximately $91,000 related to various state and local tax services.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors consists of the five directors whose names appear below. Each member of the Audit Committee is "independent" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

         The Audit Committee's general role as an audit committee is to assist the Board of Directors in overseeing the Company's financial reporting process and related matters. The Audit Committee has adopted a written charter, a copy of which is included as Exhibit A hereto.

         The Audit Committee has reviewed and discussed with the Company's management and the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report to Shareholders for the year ended December 31, 2001.

         The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with Ernst & Young LLP such independent auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

         Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

         This report is submitted on behalf of the Audit Committee.

                                        Walter W. McAllister, Chairperson
                                        Marshall B. Payne
                                        Steve Rosenberg
                                        Robert W. Stallings
                                        Ian J. Turpin

                             ADDITIONAL INFORMATION

STOCKHOLDER NOMINEES FOR DIRECTOR FOR THIS ANNUAL MEETING

         You may submit proposals for nominees for our board of directors in accordance with Article II, Section 9 of our bylaws. If you would like to submit a nomination for director to be considered at this annual meeting, you must deliver notice of any director nominations to us no later than the close of business on May 10, 2002. Director nominations should be directed to:

                         Texas Capital Bancshares, Inc.
                         2100 McKinney Avenue, 9th Floor
                               Dallas, Texas 75201
                                 Attn: Secretary

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING HELD IN 2002

         In accordance with Article II, Section 10 of our bylaws, stockholder proposals for the 2003 Annual Meeting of Stockholders must be received by November 25, 2002 to be considered for inclusion in the proxy statement and proxy for the 2003 Annual Meeting. Proposals should be directed to:

                         Texas Capital Bancshares, Inc.
                         2100 McKinney Avenue, 9th Floor
                               Dallas, Texas 75201
                                 Attn: Secretary

ANNUAL REPORT

         Our Annual Report on Form 10-K accompanies this proxy statement.

                                 REVOCABLE PROXY
                         TEXAS CAPITAL BANCSHARES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS


                                  May 21, 2002
                                    5:30 P.M.


                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                    DIRECTORS



The undersigned hereby appoints Joseph M. Grant and Gregory B. Hultgren, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of voting common stock and Series A Preferred Stock of Texas Capital Bancshares, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders, on Tuesday, May 21, 2002 at 5:30 p.m. in the offices of Texas Capital Bank, National Association at 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201, and at any and all adjournments thereof, as set forth below.



This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the nominees for directors specified, FOR proposal #1 and FOR proposal #2. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their discretion. At the present time, the board of directors knows of no other business to be presented at the annual meeting.



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES FOR DIRECTOR AND A VOTE "FOR" PROPOSAL #1 AND PROPOSAL #2

                     [X] Please mark your votes as indicated

ELECTION OF DIRECTORS

[ ] FOR ALL NOMINEES                [ ] VOTE WITHHELD FROM ALL NOMINEES
(except as written below)

Leo Corrigan III           David Lawson                  John C. Snyder
James R. Erwin             Larry A. Makel                Robert W. Stallings
Joseph M. Grant            Walter W. McAllister III      Theodore H. Strauss
Frederick B. Hegi, Jr.     Lee Roy Mitchell              James C. Thompson, Jr.
James R. Holland, Jr.      Marshall B. Payne             Ian J. Turpin
Raleigh Hortenstine III    Steve Rosenberg               Charles David Wood
George F. Jones, Jr.

INSTRUCTION: To withhold your vote for any individual nominee, write the nominee's name below:

--------------------------------------------------------------------------------

PROPOSAL #1

An Amendment to the Certificate of Incorporation of the Company to increase the authorized common stock of the Company from 20 million shares to 100 million shares

[ ] FOR           [ ] VOTE WITHHELD

PROPOSAL #2

An Amendment to the Certificate of Incorporation of the Company to increase the authorized preferred stock of the Company from 2.5 million shares to 10 million shares

[ ] FOR           [ ] VOTE WITHHELD


PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

The undersigned acknowledges receipt from Texas Capital Bancshares, Inc. prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders dated April 30, 2002, a Proxy Statement dated April 30, 2002, and the Annual Report on Form 10-K for the year ended December 31, 2001.


---------------------------------------              ---------------------------
Signature of Stockholder                             Date


---------------------------------------              ---------------------------
Signature of Stockholder                             Date


PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE LABEL ON THE REVERSE SIDE OF THIS CARD. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.